SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 20, 2003

FENTURA FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-23550 (Commission File Number)	38-2806518 (IRS Employer Identification no.)

175 North Leroy Street P.O. Box 725 Fenton, Michigan (Address of principal executive office)		48430-0725 (Zip Code)

Registrant's telephone number, including area code: (810) 629-2263

Item 9.         Regulation FD Disclosure.

        On January 20, 2003, Fentura Financial, Inc. issued a news release with respect to its Fourth Quarter and Full Year 2002 Results. A copy of the news release is attached as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 20, 2003	FENTURA FINANCIAL, INC. (Registrant)
	By:	/s/ Donald L. Grill Donald L. Grill President

EXHIBIT INDEX

99.1	Press Release Dated January 20, 2003

EXHIBIT 99.1

FENTURA FINANCIAL, INC.
P.O. BOX 725
FENTON, MI 48430-0725

Contact:	Donald L. Grill (810) 714-3985 January 20, 2003

For Immediate Release

FENTURA FINANCIAL, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2002 RESULTS

        Fentura Financial, Inc. reported earnings for the fourth quarter ended December 31, 2002 of $1,170,000 or $.68 per share on a fully diluted basis. Earnings for the fourth quarter of 2001 totaled $1,210,000 or $.69 per share. The company’s net income for the year ended December 31, 2002 totaled $3,466,000 or $2.00 per share compared to $3,777,000 or $2.18 per share for 2001.

        The declining interest rate environment maintained pressure on the net interest margin as net interest income achieved during 2002 declined $247,000 or 2% from the prior year. An improvement in credit quality allowed for a $325,000 reduction in the provision for loan losses resulting in a comparable performance year-to-year in net interest income after the provision for loan losses. Non interest income was also comparable on a year-to-year basis as increases in the gain on sale of mortgage loans and in service charges on deposit accounts offset a $674,000 gain realized from the sale of securities in 2001. Non interest expenses increased 3.9% or $451,000 due to the costs associated with opening two new offices and annual increases in salaries and employee benefits.

        Total assets of Fentura Financial, Inc. increased 10.1% or $31,349,000 ending the year at $340,439,000. Net loans increased 4.8% and total deposits increased 11.5% during the year. Shareholder’s equity ended the year at $39,932,000 an increase of 3.9% over 2001.

        Fentura Financial, Inc. is a financial holding company headquartered in Fenton, Michigan. Affiliates include The State Bank with offices serving Fenton, Linden, Holly and Grand Blanc; and Davison State Bank with offices serving the Davison area. Fentura Financial, Inc. shares are publicly traded “over the counter” under the “FETM” trading symbol.